RESIGNATION AGREEMENT

This Resignation Agreement, dated December 22, 2016 (the “Resignation Agreement”), between Quantum Materials Corp. a Nevada corporation, having its principal place of business at 3055 Hunter Road, San Marcos, Texas 78666 (“Quantum”), and Sriram Peruvemba, 12251 Toluca Drive, San Ramon, California 94583 (“Peruvemba”, and together with Quantum, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into an Employment Agreement, dated as of June 13, 2016, the “Agreement”); and

WHEREAS, Peruvemba is resigning from his positions as an officer and director of Quantum; and

WHEREAS, the Parties hereto desire to terminate the non-surviving terms of the Employment Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions. Capitalized terms used and not defined in this Resignation Agreement have the respective meanings assigned to them in the Employment Agreement.

2.       Termination of the Employment Agreement. Subject to the terms and conditions of this Resignation Agreement, the Employment Agreement is hereby terminated pursuant to the terms of Section 5 of the Employment Agreement as of December 22, 2016 (the “Resignation Date”). From and after the Resignation Date, the Employment Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate, except for (a) any rights and obligations of the Parties that survive the termination of the Employment Agreement, including Section 4.6 (Indemnification), Section 7 (Confidentiality), Section 8 (Restrictive Covenants), Section 9 (Non-disparagement), Section 12 (Proprietary Rights in Intellectual Property), subject to the terms and conditions of this Resignation Agreement. Nothing in Paragraph 8.2 of the June 13, 2016, Employment Agreement, restricts Peruvemba from continuing as CEO of Marketer International Inc., pursuing its lines of business. Nothing in Paragraph 8.4 of the June 13, 2016, Employment Agreement, restricts Peruvemba from soliciting, contacting, or engaging with Marketer International Inc.’s previous, current or future business contacts, leads, or customers.

3.       Certain Rights and Obligations/Resignation Payment.

As material consideration for the covenants, agreements and undertakings of the Parties under this Resignation Agreement:

(a)       Promptly following the full execution of this Resignation Agreement, Quantum shall confirm the vesting following stock options and warrants owned by Peruvemba:

(i)       166,667 options to purchase Quantum’s $0.001 par value common stock at $0.17 per share expiring October 14, 2025; and

1

(ii)       104,150 warrants to purchase Quantum’s $0.001 par value common stock at $0.15 per share expiring March 29, 2021.

(b)       Quantum shall fully vest the following previously unvested stock options awarded to Peruvemba:

(i)       333,333 options to purchase Quantum’s $0.001 par value common stock at $0.17 per share expiring October 14, 2025;

(ii)       150,000 options to purchase Quantum’s $0.001 par value common stock at $0.12 per share expiring April 13, 2026;

(iii)       3,000,000 options to purchase Quantum’s $0.001 par value common stock at $0.13 per share expiring June 30, 2026.

(c)       Quantum shall pay accrued wages totaling $30,000.00 through December 22, 2016 as well as accrued expense report reimbursements on or before February 15, 2017.

(d)       Quantum shall make the following payments to Peruvemba:

(i)       US $20,000.00 on February 15, 2017;

(ii)       US $20,000.00 on March 15, 2017;

(iii)       US $20,000.00 on April 17, 2017

(iv)       US $20,000.00 on May 15, 2017;

(v)       US $20,000.00 on June 15, 2017; and

(vi)       US $20,000.00 on July 17, 2017 (Collectively the payments under Section 3(a), (b), (c) and (d) is the “Resignation Payment”).

(e)       Quantum shall pay Peruvemba’s health insurance under his “COBRA” (Consolidated Omnibus Budget Reconciliation Act of 1985) rights through June 30, 2017.

(f)        Within five days following the date first written above, Peruvemba shall return to Quantum: 1) all materials and documents that are “Confidential Information” as defined by Section 7 of the Employment Agreement; (2) all materials and documents that are “Customer Information” as defined by Section 9.4 of the Employment Agreement, (3) all “Work Product” and “Intellectual Property Rights” as defined by Section 12 of the Employment Agreement; (4) and all “Facilities Information Technology and Access Resources” as defined by Section 13 of the Employment Agreement.

(g)       Peruvemba will execute necessary documentation to effectuate notification to banks, website accounts, auditors within 5 business days of the documents being provided by the company.

2

4.       Mutual Release.

(a)       In consideration of the covenants, agreements and undertakings of the Parties under this Resignation Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Resignation Agreement arising out of or relating to the Employment Agreement, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Resignation Agreement (including any surviving indemnification obligations under the Employment Agreement and subject to the revisions to the Employment Agreement in Section 4(e) of this Resignation Agreement). This release also covers any Claims brought against Peruvemba with respect to his employment by Quantum.

(b)        Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 4, and which, if known at the time of signing this Resignation Agreement, may have materially affected this Resignation Agreement and such Party’s decision to enter into it and grant the release contained in this Section 4. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

(c)       The above-references releases specifically cover Peruvemba releasing all Claims to compensation under the Employment Agreement and any other compensation claims against Quantum other than the options, warrants and cash payments specified in Section 3(a), (b), (c), (d) and (e) of this Resignation Agreement.

(d)       The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Releasors acknowledge that they have had the opportunity to consult with counsel and expressly, knowingly and intentionally waive any and all rights, benefits and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

3

(e)       The Employment Agreement is hereby amended to strike from Section 4.6 the following language: “other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder.”

5.       Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)       It has the full right, power and authority to enter into this Resignation Agreement and to perform its obligations hereunder.

(b)       The execution of this Resignation Agreement by the individual whose signature is set forth at the end of this Resignation Agreement on behalf of such Party, and the delivery of this Resignation Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.

(c)       This Resignation Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(d)       It (i) knows of no Claims against the other Party relating to or arising out of the Employment Agreement that are not covered by the release contained in Section 4 and (ii) has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 27 OF THE EMPLOYMENT AGREEMENT AND IN THIS SECTION 5 OF THIS RESIGNATION AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS RESIGNATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 5.

4

6.       Amendment to Employment Agreement. Section 9 of the Employment Agreement is deleted and hereby replaced with the following provision with “Peruvemba” or “Quantum” having the same meaning as defined in this Resignation Agreement:

Non-disparagement. The Parties agree and covenant that they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory remarks, comments or statements concerning Peruvemba or Quantum or their businesses, or any of their employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, subject to the disclosure requirements of the Securities Exchange Act of 1934 and SEC Regulation S-K and Regulation S-X under the Securities Act of 1933.

This Section 9 does not, in any way, restrict or impede Peruvemba from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Peruvemba shall promptly provide written notice of any such order to the Chairman of Quantum’s Board of Directors.

7.       Publicity and Announcements. Quantum shall provide Peruvemba the opportunity to review the press release and SEC Form 8-K relating to his resignation before publication. The Parties acknowledge that SEC Form 8-K Item 5.02 requires Quantum to provide a draft copy of the Form 8-K to Peruvemba for review and provides that Quantum must include as an exhibit correspondence from Peruvemba if Peruvemba so desires. The parties acknowledge that Quantum may be required to disclose the terms of this Resignation Agreement in a press release and in filings with the U.S. Securities and Exchange Commission (“SEC”) and may be required to attach a copy of this Agreement to its SEC filings.

8.       Compliance with Federal Whistleblower Law. Nothing in this Agreement prohibits any Party from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Parties do not need the prior authorization of other Parties to make any such reports or disclosures, and Parties are not required to notify other Parties that they have made such reports or disclosures.

9.       Standstill Clause. Unless approved in advance in writing by Quantum’s board of directors, Peruvemba agrees that neither he nor any of his Representatives acting on behalf of or in concert with him (or any of his Representatives) will, for a period of 3 years after the date of this Resignation Agreement, directly or indirectly:

(a) make any statement or proposal to the board of directors of any of Quantum, any of Quantum’s Representatives or any of Quantum’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving Quantum or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving Quantum or any of its subsidiaries, (iii) any acquisition of any of Quantum’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of Quantum’s loans, debt securities, equity securities or assets, (iv) any proposal to seek representation on the board of directors of Quantum or otherwise seek to control or influence the management, board of directors or policies of any of Quantum, (v) any request or proposal to waive, terminate or amend the provisions of this Resignation Agreement or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this Resignation Agreement, including this Section 9;

5

(b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;

(c) take any action which would reasonably be expected to require Quantum or any of his affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or

(d) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of Quantum or any of its subsidiaries, or rights or options to acquire interests in any of Quantum’s loans, debt securities, equity securities or assets, except that Peruvemba may beneficially own up to 5.0% of each class of Quantum’s outstanding loans, debt securities and equity securities and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by Quantum.

The foregoing restrictions shall not apply to any of Peruvemba’s Representatives effecting or recommending transactions in securities (A) in the ordinary course of their business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner and (B) not at the direction or request of Peruvemba or any of his affiliates.

(e) Notwithstanding the foregoing provisions of this Section 9, the restrictions set forth in this Section 9 shall terminate and be of no further force and effect if Quantum enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of Quantum’s equity securities or all or substantially all of Quantum’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise).

10.       Miscellaneous.

(a)       All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth on the first page of this Resignation Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 10(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 10(a).

6

(b)       This Resignation Agreement is governed by, and construed in accordance with, the laws of the State of California, without regard to the conflict of laws provisions of such State. Any legal suit, action or proceeding arising out of this Resignation Agreement must be instituted in the federal courts of the United States of America or the courts of the State of California, in each case located in the Contra Costa County and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(c)       This Resignation Agreement, and each of the terms and provisions hereof, may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

(d)       Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Resignation Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Resignation Agreement to an affiliate, a successor-in-interest by consolidation, merger or operation of law or to a purchaser of all or substantially all of the Party’s assets. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Resignation Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(e)       This Resignation Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Resignation Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Resignation Agreement.

(f)       For purposes of this Resignation Agreement, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Resignation Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Resignation Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g)       The headings in this Resignation Agreement are for reference only and do not affect the interpretation of this Resignation Agreement.

(h)       If any term or provision of this Resignation Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Resignation Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; provided, however, that if any fundamental term or provision of this Resignation Agreement (including the mutual releases in Section 4 of this Resignation Agreement, is invalid, illegal or unenforceable, the remainder of this agreement shall be unenforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Resignation Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7

(i)       Each of the Parties shall and shall cause their respective affiliates and representatives to, from time to time at the request, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Resignation Agreement and give effect to the transactions contemplated hereby.

(j)       This Resignation Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(k)       Each Party shall pay its own costs and expenses in connection with the drafting, negotiation and execution of this Resignation Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

(l)       This Resignation Agreement benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Resignation Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Resignation Agreement.

IN WITNESS WHEREOF, the Parties have executed this Resignation Agreement as of the date first written above.

Quantum Materials Corp. a Nevada corporation

By:
Name:
Title:	Authorized Signatory

Sriram Peruvemba

By:
Name:	Sriram Peruvemba

8

Exhibit A

Employment Agreement